E-84
Exhibit No. 3
Form 8-K
Headway Corporate Resources, Inc.
SEC File No. 0-23170
[Each of the schedules to this Agreement described in Sections 3 and 6 are omitted, and will be provided supplementally to the Commission on request.]

                    STOCK PURCHASE AGREEMENT

          AGREEMENT, dated as of March 23, 1998, among HEADWAY CORPORATE RESOURCES, INC., a Delaware corporation ("Buyer" or "Headway"), L&M SHORE FAMILY HOLDINGS LIMITED PARTNERSHIP, a Nevada limited partnership ("L&M"), ELDER INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership ("ELP"), MARK SHORE ("Shore") and LINDA ELDER ("Elder"; L&M, ELP and Elder being collectively referred to as the "Stockholders" and each sometimes, individually, as a "Stockholder").

                      W I T N E S S E T H:

          WHEREAS,  the  Stockholders  own  all  the  issued  and
outstanding   shares  of  capital  stock  of   Shore   Resources,
Incorporated, a California corporation ("SRI"); and

          WHEREAS,   Buyer   wishes   to   purchase   from    the
Stockholders, and the Stockholders wish to sell to Buyer, all of the issued and outstanding shares of capital stock of SRI;

          NOW, THEREFORE, the parties agree as follows:

          1.   Purchase and Sale of the Stock.

          1.1    Acquired  Shares.   Subject  to  the  terms  and
conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth herein, on the "Closing Date" (as defined in Section 2), Buyer shall purchase, and each Stockholder shall sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in and to all shares of SRI Common Stock, no par value per share (the "Stock"), held by such Stockholder. The number of shares of Stock owned by each Stockholder on the date hereof and which shall be transferred to Buyer on the Closing Date is as follows:
L&M, 940 shares, ELP, 35.4 shares and Elder, 24.6 shares. The Stockholders shall transfer all of the Stock free and clear of all claims, liens, security interests, charges, encumbrances, equities, adverse interests and restrictions of any kind (collectively, "Liens"), except any imposed under the federal or applicable state securities laws. On the Closing Date, each Stockholder shall deliver to Buyer one or more certificates evidencing the shares of Stock to be transferred to Buyer by such Stockholder, duly endorsed in blank or accompanied by duly executed stock powers in blank, together with all necessary documentary or stock transfer stamps affixed to such certificates.

          1.2  Purchase Price.

          (a) As consideration for the sale, conveyance, transfer, assignment and delivery to Buyer of the Stock, Buyer shall pay to the Stockholders a purchase price of $5,000,000 (the "Purchase Price"), subject to adjustment as provided in Sections 1.2(b) and 1.2(c), as follows:

               (i)  $4,750,000 payable on the Closing  Date  (the
                    "Closing Payment");

               (ii) $250,000  deposited by Buyer in escrow on the
                    Closing Date, with Messrs. Christy & Viener as escrow agent (the "Escrow Agent"), in accordance with the terms of the Escrow Agreement (as defined in Section 3.7); and

               (iii)     the Earnout on the Earnout Payment Dates
                    (as defined in Sections 1.2(c) and 1.2(e)).

All  amounts payable by Buyer pursuant to this Section 1.2(a) and
Section 1.2(c) shall be paid by wire transfer on the Closing Date in immediately available funds to accounts designated by the Stockholders to Buyer not later than two business days prior to the scheduled date of such payment.

          (b) If, on the Closing Date, and based upon the estimated Closing Balance Sheet (as defined in Section 3.8), (i) the aggregate value of the cash, cash equivalents and accounts receivable balances of SRI (together, the "Cash Value") does not exceed the aggregate amount of its liabilities (including the present value of any tax liabilities for the period ending on the Closing Date associated with the conversion of the books of SRI from cash basis to accrual basis accounting calculated based on a combined federal and state effective tax rate of 40.1% (multiplied by 88.65%, which represents a discount based on a present value factor of 5% per annum) by at least $700,000 and
(ii) the book value of SRI's fixed assets (the "Book Value") does not at least equal $80,000, the amount, if any, by which the Cash Value does not exceed such aggregate liabilities by $700,000 and the amount, if any, by which the Book Value is less than $80,000, shall reduce the Purchase Price by $1.00 for each $1.00 of such deficiency, as follows: (y) the aggregate amount of the Retention Bonuses (as defined in Section 3.6), and the next $250,000 of such deficiency shall reduce the Closing Payment; and
(z) any deficiency in excess thereof shall be payable in cash by the Stockholders to the Buyer in three equal installments (each, an "Installment"), with each Installment to be payable 30 days following the close of each of the Earnout Periods (as defined in
Section 1.2(c)) (each, an "Installment Payment Date"); provided, that, for the purposes of the foregoing, the amount, if any, by which the Cash Value exceeds such aggregate liabilities over $700,000 may be added to the Book Value to the extent that the Book Value is less than $80,000. Any Installment due shall be offset against the Earnout due on the same date. Shore and the
Stockholders, jointly and severally, shall be liable for the repayment of each Installment, if any, on each Installment Payment Date to the extent that such Installment has not been repaid pursuant to the applicable Earnout. The aggregate liabilities contained in the Closing Balance Sheet shall include all accruals required by generally accepted accounting principles, including, without limitation, accruals for wages, salaries, bonuses, sales commissions, vacation time, sick pay, unemployment insurance premiums, workers' compensation premiums, medical and disability insurance premiums, Taxes (as that term is defined in Section 6.15) and trade payables. Within 15 days after the Closing Date, the Stockholders shall provide to Buyer the finalized Closing Balance Sheet, along with a reconciliation thereof to the estimated Closing Balance Sheet and the Closing Payment actually made on the Closing Date. The reconciliation shall include a calculation illustrating the amount of the adjustment (either an increase for the Stockholders or a reimbursement to Buyer) to the Closing Payment. Within 5 business days thereafter, the party required to make such adjustment shall pay the party so entitled.

          (c) Each of the three consecutive twelve-month periods commencing on April 1, 1998 is referred to as an "Earnout Period". If, for any Earnout Period, SRI's EBITA (as defined in
Section 1.2(d)) equals $1,200,000 (the "Base Amount"), Buyer shall pay to the Stockholders $450,000 in cash for each such Earnout Period (each, an "Earnout"), subject to adjustment as provided below:

          (i) The Earnout for each of the Earnout Periods shall be (A) increased by $1.50 for each $1.00 that SRI's EBITA for such Earnout Period exceeds the Base Amount and (B) reduced, but not below zero, by $1.50 for each $1.00 that SRI's EBITA for such Earnout Period is less than the Base Amount; and

          (ii) The Earnout for the third Earnout Period shall be increased by $150,000 if the cumulative EBITA of SRI for the three Earnout Periods equals or exceeds $3,600,000.

          The calculation of the Earnout for each Earnout Period shall be independent of the calculations for the other Earnout Periods, and there shall be no cumulation of EBITA from one Earnout Period to another (except for the purposes of Section 1(c)(ii)).

          (d) For the purposes of this Agreement, "EBITA" means, for an Earnout Period, Net Income (as defined below) without deductions for (i) interest expense, (ii) provisions for income taxes and (iii) amortization of goodwill and other intangible assets resulting from Buyer's purchase of SRI.

          "Net Income" means the net income (or loss) of SRI for an Earnout Period attributable to Buyer's continued operation of SRI's business, as reasonably determined by Buyer in accordance with generally accepted accounting principles consistently applied in accordance with the Financial Statements (as defined in Section 3.8(a)). For this purpose, "SRI" and "SRI's business" shall include (x) any organization or business that is the successor to SRI as a result of any merger, sale or disposition of its stock or assets, or any liquidation, consolidation or other reorganization involving SRI or its business or assets and
(y) any organization or business of Buyer or any of its affiliates that is utilizing assets or resources of SRI, including client lists, trade secrets, marketing and sales information and other intangibles owned or used by SRI in its business, irrespective of whether such assets or resources are owned by SRI during the Earnout Period in question. The calculation of Net Income shall take into account the following expenses to the extent incurred in the ordinary course of SRI's business: (i) wage, salary and commission expense (but excluding the automobile allowance of Elder pursuant to Section 2.5 of the Employment Agreement (as defined in Section 3.4)) of all temporary, payrolled (as defined in Section 1.2(f)) and full-time employees of SRI, including, without limitation, salary and other compensation paid to Elder and that portion of the expense of a controller engaged by SRI attributable to SRI's operations and reasonably acceptable to Buyer; (ii) reasonable travel and entertainment expenses incurred by SRI's employees; (iii) bonuses paid to SRI's employees and approved by Elder; (iv) all amounts attributable to FICA and any other federal, state and local taxes paid by SRI on behalf of such employees; (v) all unemployment insurance premiums, workers' compensation premiums, medical and disability coverage and any other benefits provided by SRI to such employees (excluding any increase in workers' compensation premiums due by SRI attributable to periods prior to the Closing
Date); (vi) reasonable general and administrative expenses; (vii) sales commissions; (viii) depreciation in connection with the acquisition by Buyer, SRI or any other subsidiary of Buyer of computer and telecommunications equipment for use at SRI consistent with that used by the Headway group of companies; and
(ix) an annual charge of $50,000 for technical and financial support provided by the Headway group of companies, which amount shall include the allocation by Headway to SRI of fees charged by Headway's certified public accountants in connection with the annual audit of the Headway group of companies; provided, that in the event that in any Earnout Period SRI's EBITA (calculated in accordance with items (i) through (viii) of this paragraph only) is less than the Base Amount, such charge shall be reduced to $30,000 for the determination of SRI's EBITA attributable to such Earnout Period. For the purpose of determining Net Income pursuant to this Section 1.2(d), any reserves established by SRI for bad debts with respect to its receivables during any Earnout Period shall be added to Net Income to the extent deducted therefrom. If Shore or the Stockholders shall disagree with the calculation of Net Income by Buyer, Shore and the Stockholders, together with their accountants, shall be entitled to meet with Buyer and its accountants for the purpose of resolving any such disagreement.

          In the event of a material change in the ownership, management or operations of SRI during the Earnout Periods that, in the reasonable discretion of either Elder or Shore, would materially and adversely affect the revenues of SRI, including without limitation, changes resulting from one or more sales or other dispositions of substantially all of the assets of SRI, an organizational or ownership restructuring (such as a merger, consolidation or other reorganization involving its business, or a spin-off, split-up or other divisional restructuring, or a substantial sale of its stock to an unaffiliated organization) or any other organic change that reduces operations, then the parties shall agree to discuss and evaluate the then current definition of Net Income to assure that the Earnout calculation set forth in this Section 1.2 continues to be a fair and relevant method to measure SRI's EBITA and the Net Income defined herein, and whether adjustments should be made to the method of calculation to take into account the effect of such changes. Such adjustments might include augmenting the EBITA of SRI with portions of the EBITA of affiliated organizations that are attributable to SRI assets or resources transferred to or shared with such other organizations. Buyer also agrees not to take actions calculated to minimize EBITA or to reduce Net Income for the purpose of avoiding any Earnout obligations hereunder, or to reduce any Earnout to which the Stockholders and Shore would otherwise be entitled to hereunder (including using affiliated organizations to compete with SRI's business or using marketing or business plans intended to cause the diversion of revenue from SRI to the Buyer's affiliated organizations). Buyer agrees otherwise to conduct itself in good faith and to use commercially reasonable efforts to maximize EBITA and Net Income during the Earnout Periods.

          (e) Each Earnout shall be paid in two equal installments, the first installment to be paid 30 days following the close of the related Earnout Period and the second installment to be paid 90 days following the close of the related Earnout Period (each, an "Earnout Payment Date"); provided, that, the Earnout paid on the first Earnout Payment Date may be based on an estimate, as reasonably determined by Buyer, of the total Earnout for the related Earnout Period. If any such day is not a business day, the Earnout Payment Date shall be the next succeeding business day. If, as of the close of business on the third day prior to an Earnout Payment Date with respect to any
Earnout, any account receivable included as income in the calculation of Net Income has not been collected (using a cash basis method of determination), the uncollected amount of such account receivable shall be deducted from Net Income and EBITA and the Earnout shall be reduced accordingly; provided, that any such uncollected account receivable may not be deducted more than once during any Earnout Period. If such account receivable is thereafter collected after any such Earnout Payment Date, Buyer shall pay the Stockholders (but no sooner than on the second Earnout Payment Date of an Earnout Period to the extent that the uncollected receivable relates to the first Earnout Payment Date in the same Earnout Period) the amount by which such Earnout had been reduced in respect of such account receivable, net of any direct collection costs paid to outside collection agents or attorneys and net of an interest charge for any account receivable paid more than 120 days after the date of invoice (a "Restoration Amount"), with the interest rate determined by reference to the interest rate then in effect for Eurodollar Loans under the Credit Agreement, dated as of March 12, 1998, by and among Headway, as Borrower, NationsBank, National Association, as Agent and as Lender, and the lenders from time to time parties thereto (or any successor senior credit facility of Headway); provided, that with respect to the Earnout for the third Earnout Period, Buyer shall be obligated to pay the Stockholders a Restoration Amount with respect to any such account receivable only if such account receivable is collected within 90 days of the second Earnout Payment Date (the "Final Restoration Amount") with respect to such Earnout. Any such accounts receivable remaining uncollected on the day following the Final Restoration Date shall be deemed to be conveyed, transferred and assigned to the Stockholders on such day and the Stockholders shall have the right to institute collection proceeding with respect thereto and to keep any proceeds received therefrom. The Stockholders shall notify Buyer of any such action not less than five days before it is instituted.

          (f) For the purposes of this Agreement, "payrolled" personnel means (i) those employees of Buyer or SRI, as the case may be, who are hired by Buyer or SRI on behalf of a client of Buyer or SRI, as the case may be, and are considered as full-time "permanent" employees of such client, but whose compensation is paid by Buyer or SRI or (ii) those employees of Buyer or SRI who are considered to be payrolled employees under industry practice or understanding prevailing at the time. For the purposes of
Section 1.2(d)(i), payrolled personnel of SRI shall mean only those personnel with regard to which the revenue for their placement services is credited to the account of SRI.

          2.    Closing.   The consummation of the  purchase  and
sale of the Stock shall take place at 10:00 a.m. on March 16, 1998 (the "Closing Date"), at the offices of Christy & Viener,
620 Fifth Avenue, New York, New York 10020.

          3.    Conditions  to  the Obligations  of  Buyer.   The
obligations  of  Buyer  under  Section  1  are  subject  to   the
satisfaction, on or before the Closing Date, of the following conditions:

          3.1 Due Performance. The Stockholders and Shore shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by it or them on or prior to the Closing Date.

          3.2 Accuracy of Representations and Warranties. All representations and warranties of the Stockholders and Shore set forth in Section 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          3.3    Certificate.   Buyer  shall  have   received   a
certificate from the Stockholders and Shore to the effect set forth in Sections 3.1 and 3.2.

          3.4 Employment Agreement. Buyer and Elder shall have entered into an Employment Agreement in a form satisfactory to both parties (the "Employment Agreement").

          3.5 Sharing Agreement. The Stockholders and Shore shall have provided a certificate to Buyer, in form and substance reasonably satisfactory to Buyer, with respect to the terms of an agreement between Shore and Elder regarding the allocation of the Purchase Price (the "Sharing Agreement").

          3.6 Retention Bonuses. On or prior to the Closing Date, Shore, Elder and SRI shall have reached agreement with key employees of SRI whereby such employees shall receive the bonuses (the "Retention Bonuses") set forth on Schedule 3.6 and included in the Closing Balance Sheet as an incentive for remaining with SRI after the Closing Date, the amount and payee of each such Retention Bonus to be reasonably satisfactory to Buyer.

          3.7 Escrow Agreement. Buyer, the Stockholders, Shore and Christy & Viener, as escrow agent (the "Escrow Agent") shall have entered into an Escrow Agreement in a form satisfactory to all such parties (the "Escrow Agreement").

          3.8  Financial Statements.

          (a) On or before the Closing Date, the Stockholders shall have prepared and delivered to Buyer unaudited financial statements of SRI as of and for the nine-month period ended
September 30, 1997 and for the twelve-month periods ended December 31, 1995 and December 31, 1996 (collectively, the "Unaudited Financial Statements") and on or before March 31, 1998, the Stockholders shall have prepared and delivered to Buyer audited financial statements of SRI for the twelve-month period ended December 31, 1997 (the "Audited Financial Statements"). On the Closing Date, the Stockholders shall have prepared and delivered to Buyer an unaudited balance sheet of SRI as of the Closing Date (the "Closing Balance Sheet"; the Unaudited Financial Statements, the Audited Financial Statements and the Closing Balance Sheet being collectively referred to as the "Financial Statements"). The Financial Statements shall be prepared at the expense of the Stockholders in accordance with generally accepted accounting principles (except, with respect to the Unaudited Financial Statements, (i) to the extent that deferred income taxes are not recognized as to differences between the financial and tax bases of assets and (ii) substantially all of the footnote disclosures and statements of cash flows required by generally accepted accounting principles are omitted) applied on a basis consistent throughout all periods presented and, as requested by Buyer, on a calendar-year and accrual basis and shall reflect a deferred tax liability for the conversion of the books of SRI from cash basis to accrual basis accounting  calculated  based on a  combined  federal  and  state effective tax rate of 40.1% (multiplied by 88.65%, which represents a discount based on a present value factor of 5% per annum).

          (b) The Audited Financial Statements may be prepared by SRI's accounting firm, as long as such firm is registered to practice in front of the Securities and Exchange Commission ("SEC") and agrees to provide consents, as needed, for the inclusion of their audit reports in SEC filings made by Buyer that include such financial statements, but in any event will be prepared at SRI's sole expense. In the event that the transactions contemplated by this Agreement are not consummated other than (i) by reason of any material misrepresentation by the Stockholders of any representation or warranty made by them hereunder or (ii) at the election of the Stockholders, Buyer shall bear the cost of the preparation of the Audited Financial Statements

          3.9 Payoff Letter. Buyer shall have received an original, signed payoff letter from Harbor Bank and original, signed Form UCC-3's releasing all liens held by Harbor Bank with respect to the assets of SRI, all such documents to be in form and substance satisfactory to Buyer and Headway.

          3.10 Shareholders' Agreement. On or prior to the Closing Date, Shore, Elder and SRI shall have terminated the SRI Shareholders' Agreement, dated as of April 1, 1995, among such parties, such termination to be in form and substance satisfactory to Buyer and Headway.

          3.11 Legal Opinion. Buyer shall have received an opinion of Messrs. Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., special counsel for the Stockholders and Shore, dated the Closing Date, reasonably satisfactory in form and substance to counsel for Buyer and covering the matters set forth in Sections 6.1 (exclusive of the last sentence thereof), 6.2, 6.3, 6.4(a), 6.6 and, to their actual knowledge, 6.8.

          3.12 Partnership Action. Buyer shall have received copies, certified by the general partner of each of L&M and ELP, of actions of the limited partners and general partner of each of L&M and ELP approving the execution of this Agreement, the Escrow Agreement and the Sharing Agreement and the consummation of the transactions contemplated hereby and thereby.

          3.13  Resignations.   Buyer  shall  have  received  the
written resignations of all persons serving as officers and directors of SRI.

          3.14 No Adverse Change. There shall have been no material adverse change in the business, results of operations or financial condition of SRI since September 30, 1997.

          3.15 Consents and Governmental Approvals. Buyer shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

          3.16 No Claims. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might (i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by Buyer as a result of the transactions contemplated hereby or
(iii) materially and adversely affect the business or assets of SRI or Buyer.

          3.17 Due Diligence. Buyer shall have completed to its reasonable satisfaction a diligence review of SRI's business.

          4. Conditions to the Obligations of the Stockholders and Shore. The obligations of the Stockholders and Shore under
Section 1 are subject to the satisfaction, on or before the Closing Date, of the following conditions:

          4.1 Due Performance. Buyer shall have in all material respects fully performed and complied with all agreements and conditions required under this Agreement to be performed or complied with by it on or prior to the Closing Date.

          4.2 Accuracy of Representations and Warranties. All representations and warranties of Buyer set forth in Section 7 of this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          4.3 Certificate. The Stockholders and Shore shall have received a certificate from Buyer to the effect set forth in Sections 4.1 and 4.2.

          4.4 Employment Agreement. Buyer and Elder shall have entered into the Employment Agreement.

          4.5   Escrow Agreement.  Buyer, the Stockholders, Shore
and   the  Escrow  Agent  shall  have  entered  into  the  Escrow
Agreement.

          4.6 Legal Opinion. The Stockholders and Shore shall have received an opinion of Messrs. Christy & Viener, counsel for Buyer, dated the Closing Date, reasonably satisfactory in form and substance to counsel for the Stockholders and Shore and covering the matters set forth in Sections 7.1 (exclusive of the last sentence thereof), 7.2, 7.3, 7.4 (a) and, to their actual knowledge, 7.6.

          4.7 Corporate Action. The Stockholders and Shore shall have received copies of resolutions of Buyer's Board of Directors, certified by the Secretary of Buyer, approving the execution of this Agreement, the Employment Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.

          4.8 Consents and Governmental Approvals. The Stockholders and Shore shall have received any material consents of third parties, and any authorizations, orders, grants, consents, permits and approvals of all relevant governmental authorities, required in connection with the consummation of the transactions contemplated under this Agreement, without the imposition of any materially burdensome conditions or restrictions, which shall continue to be in full force and effect on the Closing Date.

          4.9 No Claims. No claim, action, suit, investigation or proceeding shall be pending or threatened against any of the parties which, if adversely determined, might (i) prevent or hinder consummation of the transactions contemplated by this Agreement, (ii) result in the payment of substantial damages by the Stockholders or Shore as a result of the transactions contemplated hereby or (iii) materially and adversely affect the business or assets of SRI or Buyer.

          5. Waiver of Conditions. Each of the parties shall have the right to waive, in whole or in part, any of the conditions to its performance set forth in this Agreement and, on such waiver, the waiving party may proceed with the consummation of the transactions contemplated herein, it being understood that such waiver shall not constitute a waiver of any right which such party may have by reason of the breach by the other party of any representation, warranty or agreement contained herein, or by reason of any misrepresentation made by such other party herein.

          6.   Representations and Warranties of the Stockholders
and  Shore.   Each  of  the Stockholders and Shore,  jointly  and
severally, represents and warrants to Buyer as follows:

          6.1 Due Organization and Qualification. SRI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. SRI is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on its business. Each of L&M and ELP is a limited partnership duly organized and validly existing under the laws of the State of Nevada, with full power and authority to own, lease and operate its properties and to carry on its business in the places and manner currently conducted or proposed to be conducted. Each of the Stockholders is qualified to do business as a foreign limited partnership in each jurisdiction in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on its business.

          6.2 Authority; Due Authorization. Each of L&M and ELP has the requisite power and authority to execute and deliver, and has taken all action necessary for the execution and delivery of, this Agreement and the Escrow Agreement, and for the consummation of the transactions contemplated hereby and thereby. Shore has the requisite power and authority to execute and deliver, and has taken all action necessary for the execution and delivery of, this Agreement, the Escrow Agreement and the Sharing Agreement and for the consummation of the transactions contemplated hereby and thereby. Elder has the requisite power and authority to execute and deliver, and has taken all action necessary for the execution and delivery of, this Agreement, the Escrow Agreement, the Employment Agreement and the Sharing Agreement and for the consummation of the transactions contemplated hereby and thereby.

          6.3 Valid Obligation. This Agreement and the Escrow Agreement, when executed and delivered by each of the Stockholders and Shore, the Sharing Agreement, when executed and delivered by Shore and Elder, and the Employment Agreement, when executed and delivered by Elder, shall constitute the valid and binding obligation of such Stockholder or Shore, as the case may be, in each case enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          6.4 No Conflicts or Defaults. The execution and delivery of this Agreement and the Escrow Agreement by each of the Stockholders and Shore, the Sharing Agreement by Shore and Elder, the Employment Agreement by Elder and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the Certificate of Incorporation or By-Laws of SRI or the certificates of limited partnership or limited partnership agreement of each of L&M or ELP or (b) with or without the giving of notice or the passage of time, (i) materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which SRI, any Stockholder or Shore is a party, or to which SRI, any Stockholder, Shore or the Stock are subject, or any judgment, order, decree, law, rule or regulation to which SRI, any Stockholder, Shore or the Stock are subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest on or with respect to SRI or the Stock, or (iii) terminate or give any party the right to terminate, abandon or refuse to perform any material agreement, arrangement or commitment to which SRI, any Stockholder or Shore is a party or to which SRI, any Stockholder, Shore or the Stock are subject.

          6.5 Copies of Charter and Other Documents. Copies of the Articles of Incorporation and By-Laws of SRI and abstracts of the Certificates of Limited Partnership and Limited Partnership Agreements of each of L&M and ELP, in each case as amended to the date hereof, have been delivered to Buyer or its representatives and are true and complete copies of such documents as in effect on the date of this Agreement. Copies of all minutes and consents of the board of directors and the stockholders of SRI and all actions taken by the limited partners and general partner of each of L&M and ELP, up to and including the date hereof, have been delivered to Buyer or its representatives and are true and complete copies of such documents.

          6.6  Capitalization of SRI, L&M and ELP.

          (a) The authorized capital stock of SRI consists of 25,000 shares of Stock, of which 1,000 shares are issued and outstanding and no shares are held in treasury. All of such issued and outstanding shares of Stock were duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights and are owned by the Stockholders. There are no outstanding options, warrants, rights, conversion rights, preemptive rights, calls, commitments or demands of any character obligating SRI or any of the Stockholders, to issue, sell, redeem or repurchase any shares of Stock or any other security giving a right to acquire shares of Stock. Each Stockholder is the sole beneficial and record owner of the shares of Stock indicated for such Stockholder in Section 1.1, and owns such shares free and clear of all Liens, except any imposed under the federal or applicable state securities laws. As of the Closing Date, all right, title and interest in and to all of such shares of Stock shall be owned by such Stockholder, and on the assignment and delivery of the certificates for such shares to Buyer on the Closing Date, Buyer shall acquire good and marketable title to such shares, free and clear of all Liens, except any imposed under the federal or applicable state securities laws.

          (b) The holders of the limited and general partnership interests of each of L&M and ELP are set forth in Schedule 6.6. Each limited and general partner so listed is the sole and beneficial holder of the interest indicated for such partner. There are no outstanding options, warrants, rights, preemptive rights, calls, commitments or demands of any character obligating either of L&M or ELP or any limited or general partner of L&M or ELP to issue, sell, redeem or repurchase any limited or general partnership interest of L&M or ELP.

          6.7 Subsidiaries and Related Parties. SRI's business is conducted entirely by and through SRI. SRI has no direct or indirect subsidiaries, nor are there any other entities that SRI otherwise directly or indirectly controls or in which it has any ownership or other interest. Except as set forth in Schedule 6.7, none of the Stockholders, Shore or any director, member, officer or key employee of SRI or any of their respective affiliates or relatives has any direct or indirect interest (other than an ownership interest of up to 5% of the voting securities of any corporation, the securities of which are publicly-traded) in any assets used in SRI's business or in any corporation, partnership or other entity that (a) competes with SRI, (b) sells or purchases products or services to or from SRI,
(c) leases real or personal property to or from SRI or (d) otherwise does business with SRI.

          6.8 Authorizations. Except as set forth in Schedule 6.8, no authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement and the Escrow Agreement by each of the Stockholders and Shore, the Sharing Agreement by Shore and Elder or the Employment Agreement by Elder.

          6.9  The Assets.

          (a) SRI has good and marketable title to all of its tangible personal property and assets free and clear of all Liens or mortgages, except (i) any arising under leases of real or personal property to which SRI is a party and which have been specifically disclosed to Buyer or (ii) mechanics' or other liens arising or incurred in the ordinary course of business and which do not interfere materially with the possession, ownership or use of any real or personal property used by SRI.

          (b) Set forth in Schedule 6.9.A is a list (by categories) of all real property leased by SRI, with a brief description of the premises. SRI owns no real property.

          (c) Schedule 6.9.B sets forth a true and complete list of all office furniture and equipment, computers, fixtures, leasehold improvements, vehicles, computer software, programs and databases of SRI. All such property is, in all material respects, in good operating condition and repair, reasonable wear and tear excepted, and is satisfactory for the requirements of SRI's business.

          6.10 Client Agreements.

          (a) Schedule 6.10.A sets forth a true and complete list of all written agreements and, to the best knowledge of each of the Stockholders and Shore, all oral client agreements and arrangements, to which SRI is party (the "Client Agreements"). SRI has furnished Buyer with a true copy of each Client Agreement or a written description of any Client Agreement that has not been reduced to writing. The written Client Agreements, and to the best knowledge of each of the Stockholders and Shore, the oral Client Agreements, constitute all of the contracts, agreements, understandings and arrangements pursuant to which SRI provides any temporary, permanent, leased or payrolled employee services for or with respect to the clients who are parties to such agreements. Except as set forth in Schedule 6.10.A, (i) each Client Agreement was entered into in the ordinary course of SRI's business, (ii) is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (iii) SRI is not in material breach or default under any of the Client Agreements and has not received any notice or claim of any such breach or default from any party,
(iv) to the best knowledge of each of the Stockholders and Shore, the relationship of SRI with the clients that are parties to the Client Agreements is generally good, and there has been no expression of any intention to terminate or materially modify any of such relationships, (v) the Stockholders have no knowledge of any material breach or default under any of the Client Agreements by any other party thereto, (vi) to the best knowledge of each of the Stockholders and Shore, no event or action has occurred, is pending or, is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by SRI or any other party under any of the Client Agreements and (vii) no material amount claimed to be payable to SRI under any of the Client Agreements is being disputed by any client.

          (b) Except as set forth in Schedule 6.10.B, (i) for its services under each Client Agreement, SRI receives the compensation provided under such Client Agreement, without discount, offset or concessions of any kind (other than billing adjustments in the ordinary course of business), and SRI has not proposed or agreed to offer or accept any discount, offset or concession and (ii) the Stockholders and Shore believe that the payment history of the clients under the Client Agreements has been within acceptable industry standards.

          6.11 Receivables and Payables.

          (a) SRI's receivables (including, without limitation, accounts receivable, loans receivable, notes, advances and receivables due from affiliates) which are reflected in the Closing Balance Sheet (subject to any reserves for bad debts with respect to such receivables set forth in the Closing Balance Sheet) were the result of bona fide transactions in the ordinary course of SRI's business. All receivables that are reflected in the Closing Balance Sheet (subject to any reserves for bad debt set forth in the Closing Balance Sheet) are fully collectible and are subject to no defenses, counterclaims, set-offs or recoupments. Except as set forth in Schedule 6.11.A, no fall-offs, rebates, discounts, offsets or concessions have been granted by SRI to any of its clients with respect to any receivable which is reflected on the Closing Balance Sheet and SRI has no obligation to grant any fall-offs, rebates, discounts, offsets or concessions to any customer with respect to any transaction reflected on the Closing Balance Sheet.

          (b) Set forth in Schedule 6.11.B is an aging schedule of SRI's accounts receivable and accounts payable as of the Closing Date, which list is accurate in all material respects.

          6.12 Financial Statements.

          (a)    Subject   to  Section  3.8(a),   the   Financial
Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout all periods presented. Such statements are correct and complete in all material respects, are reconcilable to the books and records of SRI, and present fairly the financial position of SRI as of the dates, and the results of operations, cash flows and changes in financial position of SRI for the periods, indicated, except in the case of interim or unaudited financial statements, for the omission of footnotes and for year-end review adjustments which are not expected to be material.

          (b) Except as set forth in Schedule 6.12, SRI had no material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under generally accepted accounting principles, but which are not reflected in the Financial Statements.

          6.13 Other Agreements.

          (a) Schedule 6.13.A sets forth a true and complete list of the office leases, equipment leases and other agreements, contracts and instruments to which SRI is a party other than the Client Agreements (the "Other Agreements"). Together with the
Client Agreements, the Other Agreements constitute all of the material contracts, agreements, understandings and arrangements required for the operation of SRI's business, as currently conducted by SRI, or which have a material effect thereon.

          (b) Except as set forth in Schedule 6.13.B, (i) each Other Agreement was entered into in the ordinary course of SRI's business, is in full force and effect on the date of this Agreement and is valid, binding and enforceable in accordance with its terms, (ii) SRI is not in material breach or default under any of the Other Agreements and has not received any written notice or claim of any such breach or default from any party, (iii) none of SRI, the Stockholders and Shore have any knowledge of any material breach or default under any of the Other Agreements by any party thereto and (iv) to the best knowledge of each of the Stockholders and Shore, no event or action has occurred, is pending or is threatened, which, after the giving of notice, passage of time or otherwise, could constitute or result in any such material breach or default by SRI or any other party under any of the Other Agreements.

          6.14 Intellectual Property. Schedule 6.14 sets forth a true and complete list of all trademarks, service marks, domain name, trade names and copyrights, and United States or foreign registrations and applications for registration of any of them, and any other intellectual property rights, used by SRI in its business, all of which intellectual property is included in the assets of SRI. SRI owns or has legal right to use, pursuant to one or more of the Other Agreements, all such intellectual property without, to the best knowledge of each of the Stockholders and Shore, infringing on the rights or intellectual property of any third party. No royalties or fees are payable by SRI to any party by reason of the use by SRI of any of such intellectual property. SRI has not received any claims that it or its products or services have infringed the rights of others, and the Stockholders and Shore are not aware of any infringement by others of SRI's intellectual property.

          6.15 Taxes. Except as set forth in Schedule 6.15, SRI has filed all federal, state, local and foreign returns and reports which were required to be filed prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, value-added, sales, use or other taxes, imposts, duties or assessments (together with any related penalties, fines or interest, "Taxes"). Each such return and report is complete and accurate in all material respects, and SRI has paid, or established adequate reserves for payment of, all Taxes (and any related penalties, fines and interest) shown to be due on such returns or reports and any assessments received with respect thereto. Except as set forth in Schedule 6.15, SRI has received no notice of any claims pending or threatened for taxes against it for periods prior to the date hereof in excess of such reserves. No tax return or tax return liability of SRI is presently under audit, or, to the best knowledge of the Stockholders or Shore, proposed to be audited. SRI has not given or been requested to give waivers of any statute of limitations related to the payment of any Taxes.

          6.16 Permits; Compliance with Law. SRI holds all permits, certificates, licenses, approvals and other authorizations of governmental authorities as are materially necessary to the conduct of its businesses. SRI is in material compliance with the terms of each thereof and have not received any notice or claim pertaining to the failure to obtain, or the breach or violation of the terms of, any such authorization. None of SRI, the Stockholders or Shore has received any notice of any proceeding or investigation likely to result in the suspension or revocation of any such authorization. SRI is conducting its business and affairs in material compliance with all applicable federal, state and local laws, ordinances, rules, regulations and court or administrative orders and decrees, including, without limitation, any respecting wage and hour, withholding and unemployment compensation requirements.

          6.17 Litigation. Except for workers compensation claims arising in the ordinary course of business or as set forth in Schedule 6.17, there are no claims, actions, suits, proceedings, investigations or criminal proceedings, at law or in equity, before any court, tribunal, governmental authority or other forum (collectively, "Proceedings") pending or, to the best knowledge of each of the Stockholders or Shore, threatened, against SRI, any of the Stockholders or Shore, which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on SRI's business or the ability of any of the Stockholders or Shore to perform their respective obligations under this Agreement or which would challenge the validity or propriety of the transactions contemplated in this Agreement. Schedule 6.17 contains a list of all Proceedings to which SRI or any of the Stockholders or Shore is a party. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting SRI, SRI's business or any of the Stockholders or Shore.

          6.18 Ordinary Course; No Material Adverse Effect. Except as set forth in Schedule 6.18 and for the transactions contemplated in this Agreement, since September 30, 1997, SRI has conducted its business and maintained its assets substantially in the same manner as previously conducted or maintained and solely in the ordinary course and, since such date, there has not been any event that has or would, with or without the giving of notice or the passage of time, result in a material adverse effect on SRI or its business.

          6.19 Employee Benefits and Relations.

          (a) Except as set forth in Schedule 6.19, SRI does not maintain or sponsor, or contribute or has any obligation or liability to, any "employee pension benefit plan", "employee welfare benefit plan" or "multi-employer plan" (as such terms are defined in Sections 3(2), 3(1) and 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Set forth in Schedule 6.19 is a list of all bonus, pension, profit-sharing, deferred compensation, stock ownership, stock bonus, stock option, phantom stock, retirement, vacation, disability, death benefit, unemployment, hospitalization, medical, dental, severance, or other plan, agreement, arrangement or understanding providing benefits to any current or former employee, officer, member or director of SRI or to which SRI has any liability or obligation (all such plans, agreements, arrangements and understandings are referred to as "Benefit Plans"). Shore and Elder have delivered to Buyer true, complete and correct copies of (i) each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) annual reports on Form 5500 for the past three years (together with accompanying financial statements) filed with the Internal Revenue Service or Department of Labor, as applicable, with respect to each Benefit Plan (if any such report was required), (iii) all summary plan descriptions for each Benefit Plan for which such summary plan description is required or otherwise available and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides for post-retirement medical or life insurance benefits unless the event giving rise to the benefit entitlement occurs prior to the employee's retirement (except as required by Title I, Part 6 of ERISA).

          (b) Any accrued obligations of SRI under all Benefit Plans that are required to be reflected on the balance sheet of SRI in accordance with generally accepted accounting principles are reflected thereon as of the dates indicated thereon and on the books and records of SRI for all periods thereafter. Shore and Elder have provided Buyer with copies of all such balance sheets, books and records.

          (c) Except as set forth in Schedule 6.19, each Benefit Plan and any related trust complies currently, and has complied at all times in the past, both as to form and operation, in all material respects with the terms of such Benefit Plan and with the applicable provisions of ERISA, the Code and other applicable laws. All necessary government approvals for each Benefit Plan have been obtained on a timely basis.

          (d) Except as set forth in Schedule 6.19, SRI has no liability (contingent or otherwise) with respect to any terminated Benefit Plan. SRI is not a member of, and has no liability with respect to, a controlled group of corporations or a trade or business (whether or not incorporated) under common control which, together with SRI, is or was at any time treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

          (e) SRI is not a party to any union or collective bargaining contract with respect to any of its employees and there has not been, nor has SRI, any of the Stockholders or Shore received written notice threatening, any representational or organizational activity, strike, slowdown, picketing or work stoppage by any union or other group of employees against SRI.

          (f) Schedule 6.19 sets forth (i) the name of each director, officer, employee and sales representative of SRI (other than temporary or payrolled personnel), together with the annual compensation rate for each such person and (ii) each oral or written contract, commitment or understanding between SRI and any current or former director, officer, sales person, employee, agent or stockholder of SRI or any associate or relative of such persons (other than temporary or payrolled personnel).

          6.20 Insurance. All of the insurable assets of SRI are, in the judgment of the Stockholders and Shore, adequately insured for the benefit of SRI against loss or damage by theft, fire and all other hazards and risks of a character usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurance carriers of substantial assets. A list of all of insurance policies of SRI, indicating carriers, coverage and applicable limits of liability, is set forth in Schedule 6.20. All such policies of insurance are in full force and effect on the date hereof, and shall remain in full force and effect through the Closing Date in accordance with their terms. None of the Stockholders or Shore has received notice of termination of any such policies.

          6.21 Bank Accounts, Etc. Schedule 6.21 sets forth a true and complete list of (a) all accounts and credit arrangements maintained by SRI and all persons authorized to sign or act on behalf of the SRI with respect thereto, and all safe deposit boxes and other similar custodial arrangements, and (b) the names of all persons holding powers of attorney from SRI or otherwise authorized to act on behalf of SRI with respect to any matters and a summary of the terms thereof.

          6.22 Payment of Taxes on Transaction. On or before the Closing Date, each of the Stockholders shall have paid, and complied with all laws imposing, any federal, state or local documentary, transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale, transfer, exchange, conveyance, assignment and delivery of its shares of Stock to Buyer.

          6.23 Miscellaneous. All representations and warranties of each of the Stockholders and Shore set forth in this Agreement and all information set forth in the Schedules are true and complete in all material respects and no such representation, warranty or information contains any untrue statement of a material fact or, to the best knowledge of each of the Stockholders or Shore, omits to state any material fact necessary in order to make such representation, warranty or information, in light of the circumstances under which it is made, not false or misleading. Any disclosure made pursuant to any of the representations and warranties in this Section 6 shall be deemed to have been made for purposes of any other such representations and warranties. Buyer acknowledges that it has performed an independent investigation in connection with the acquisition of the Stock and that, aside from the representations and warranties in this Section 6, the Stockholders and Shore have not made any representations and warranties in connection with the sale of the Stock.

          7.    Representations and Warranties of  Buyer.   Buyer
represents and warrants to each of the Stockholders and Shore as follows:

          7.1 Due Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business in the places and in the manner currently conducted or proposed to be conducted. Buyer is qualified to do business and is in good standing as a foreign corporation in which the nature of the activities conducted by it or the character of the properties owned or leased by it makes such qualification necessary and the failure to so qualify would have a material adverse effect on its business.

          7.2 Authority; Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the Employment Agreement and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action necessary for the execution and delivery by it of this Agreement, the Escrow Agreement and the Employment Agreement and for the consummation of the transactions contemplated hereby and thereby.

          7.3 Valid Obligation. This Agreement, the Escrow Agreement and the Employment Agreement, when executed and delivered by Buyer, shall constitute its valid and binding obligations, in each case enforceable in accordance with its terms, except as may be limited by principles of equity or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

          7.4   No  Conflicts  or Defaults.   The  execution  and
delivery of this Agreement, the Escrow Agreement and the Employment Agreement by Buyer, and the consummation of the transactions contemplated hereby and thereby, do not and shall not (a) contravene the Certificate of Incorporation or the By-Laws of Buyer or (b) with or without the giving of notice or the passage of time, materially violate or conflict with, or result in a material breach of, or a material default or loss of rights under, any agreement, lease, mortgage, instrument, permit or license to which Buyer is a party or by which Buyer is bound, other than the Credit Agreement, or any judgment, order, decree, law, rule or regulation to which Buyer is subject.

          7.5 Copies of Charter Documents. Copies of the Certificate of Incorporation and By-Laws of Buyer, as amended to the date hereof, have been delivered to the Stockholders and Shore and are true and complete copies of such documents as in effect on the date of this Agreement.

          7.6 Authorizations. No authorization, approval, order, license, permit or consent of, or filing or registration with, any court or governmental authority, regulatory entity or official body, and no consent of any other party, is required in connection with the execution, delivery and performance of this Agreement, the Escrow Agreement or the Employment Agreement by Buyer.

          7.7 Litigation. There are no Proceedings, pending or threatened, against Buyer which, if adversely determined, would, singly or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or that would challenge the validity or propriety of the transactions contemplated in this Agreement. There is no material outstanding and unsatisfied judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or governmental authority against or materially affecting Buyer or any material portion of its assets.

          7.8 Miscellaneous. All representations and warranties of Buyer set forth in this Agreement were, as of the date on which they were made or given, true and complete in all material respects and no such representation, warranty or information contains or contained any untrue statement of a material fact or, to the best knowledge of Buyer, omits or omitted to state any material fact necessary in order to make such representation or warranty, in light of the circumstances under which it is or was made, not false or misleading. Any disclosure made pursuant to any of the representations in this Section 7 shall be deemed to have been made for purposes of any other such representations.

          8. Survival of Representations and Warranties. All representations and warranties made by any party in this Agreement or in any document or certificate delivered pursuant to this Agreement shall survive the Closing Date for a period of two years (except that the representations and warranties set forth in Sections 6.15 and 6.19 relating to Taxes and Benefit Plans shall survive for a period equal to the statute of limitations applicable to any claims and liabilities which may result from a breach thereof) and shall be unaffected by any investigation made by or on behalf of any party or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived pursuant to Section 5, subject, however, to the limitations on indemnification set forth in Section 11.5.

          9.   Post-Closing Matters.

          9.1 Operation of SRI During Earnout Periods. For each Earnout Period, SRI shall prepare and submit to the Board of Directors of Headway Corporate Staffing Services, Inc. ("HCSSI") annual operating and capital expenditure budgets with respect to SRI, as well as interim budget reports, at such times as the HCSSI Board of Directors (the "HCSSI Board") reasonably establishes, which budgets shall be approved in the reasonable discretion of the HCSSI Board. Shore and Elder shall have the right to participate in and assist in the preparation of any such budgets during the Earnout Periods and shall receive copies of SRI's quarterly financial statements and shall have reasonable access to SRI's strategic and business plans and other management reports upon providing reasonable notice to review the same during normal business hours or other mutually agreed times. In the event of a dispute with respect to the calculation of Net Income for any Earnout Period, to the extent that the parties cannot resolve their differences after the meeting of the parties with their accountants contemplated by Section 1.2(d), Shore and Elder shall have the right, under the supervision of Headway or SRI personnel, upon reasonable prior written notice to SRI and during normal business hours, to review the books and records of SRI pertaining to such Net Income calculation; provided, that neither Shore nor Elder may make copies of any such books and records. After a budget is approved by the HCSSI Board, SRI's management shall be authorized to act and to operate SRI's business in accordance with such budget. HCSSI and Buyer shall at all times have access to the books and records of SRI and to such other information pertaining to its business as they request from time to time and shall have the right at any time to audit the books of SRI. Each of the Stockholders and Shore acknowledge that SRI shall be required to implement the accounting and operating systems and procedures of the Headway group of companies. To the extent that SRI is not meeting the annual operating or capital expenditure budgets then in effect, or its accounts receivable collection experience is less favorable than that of other HCSSI subsidiaries, the HCSSI Board shall have the right to require Buyer to make such changes in its operations and personnel as the HCSSI Board deems reasonably necessary.

          9.2  Uncollected Receivables.

          (a) To the extent that any of the accounts receivable of SRI acquired by Buyer pursuant to this Agreement (the "Acquired Receivables") remain uncollected (the "Uncollected Receivables") for a period greater than 90 days from the Closing Date, the Stockholders and Shore, jointly and severally, shall, within 5 days of receipt of written notice from Buyer setting forth in detail such Uncollected Receivables, pay to Buyer the uncollected amount net of any reserves for bad debts reflected in the Closing Balance Sheet, net of tax cost (using the combined federal and state effective tax rate of 40.1%) relating to such Uncollected Receivables but grossed-up to account for the discount rate applied pursuant to Section 1.2(b), which uncollected amount shall be deemed a reduction of the Purchase Price (provided, however, that such uncollected amount shall not require any additional repayment or reimbursement of the Purchase Price because such adjustment is already taken into account by the payment obligations of the Stockholders and Shore set forth in this Section 9.2(a)).

          (b) SRI shall use reasonable efforts to collect the Acquired Receivables commensurate with the efforts it would use to collect its own accounts receivable. SRI shall not be required to institute litigation or other collection proceedings in order to do so. The Stockholders shall have the right to institute collection proceedings with respect to the Uncollected Receivables but only after payment in full is made with respect to such receivables pursuant to Section 9.2(a), and SRI shall be deemed to have conveyed, transferred and assigned any such Uncollected Receivables to the Stockholders. The Stockholders shall notify Buyer of any such action not less than five days before it is instituted. Any amounts received by SRI with respect to collection of the Acquired Receivables or accounts receivable generated by SRI on and after the Closing Date shall be applied to the receivables specifically identified by the client. If no such identification is provided, SRI shall inquire of client for written identification and apply the amount received accordingly.

          9.3 Insurance Matters. The parties shall cooperate to preserve the existing insurance coverage of SRI through the Closing Date and to effect an appropriate transition to Buyer's insurance, if requested, on the Closing Date.

          9.4 Financial Statements. On or prior to 30 days following the Closing Date, the Stockholders shall, at their expense, prepare and deliver to Buyer and Headway unaudited financial statements with respect to SRI as of and for the three-month periods ended March 31, 1997, June 30, 1997 and September 30, 1997, such financial statements to be prepared in accordance with generally accepted accounting principles on a basis consistent with the Financial Statements and on an accrual basis (except (i) to the extent that deferred income taxes are not recognized as to differences between the financial and tax bases of assets and (ii) substantially all of the footnote disclosures and statements of cash flows required by generally accepted accounting principles are omitted).

          9.5 Transition Period. Shore agrees, for six months following the Closing Date, to assist with the transition of SRI's business to Buyer at such reasonable times and with respect to such matters as from time to time may be reasonably requested by Buyer or HCSSI.

          9.6 Further Assurances. Whenever reasonably requested to do so by a party to this Agreement, on or after the Closing Date, any other party shall do, execute, acknowledge and deliver all such acts, bills of sale, assignments, confirmations, consents and any and all such further instruments and documents, in form reasonably satisfactory to the requesting party, as shall be reasonably necessary or advisable to carry out the intent of this Agreement, including, without limitation, to vest in Buyer all of the right, title and interest of the Stockholders in the Stock.

          9.7 Final Tax Return. The Stockholders shall promptly prepare at its expense a federal income tax return for SRI for the period beginning July 1, 1997 and ending on the Closing Date. Such return shall not be filed with the Internal Revenue Service prior to Buyer being given a reasonable opportunity to review, comment on and approve the return; provided, that if such approval process results in additional fees charged by the accounting firm preparing such return other than those reasonably necessary to completely and accurately prepare such return, such additional fees shall be at the expense of Buyer. Buyer shall bear responsibility to fund the amount due pursuant to such return solely to the extent of the tax liability for 1998 reflected on the Closing Balance Sheet. Buyer agrees to make no election that would adversely affect the Stockholders without their prior consent. If any election taken by Buyer (without the prior consent of the Stockholders) causes SRI to have a tax liability for the period beginning on July 1, 1997 and ending on the Closing Date in excess of that reflected on the Closing Balance Sheet, then such amount shall not be the subject of indemnification under Section 11.1.

          10.  NonCompetition.

          10.1 General. Each of the Stockholders and Shore agrees, provided Buyer is not in material default with respect to any of its material obligations under this Agreement, for a period of five years after the Closing Date (the "Term"), that he, she or it shall not, in the Ventura, Los Angeles, Orange, San Bernadino, San Diego and Riverside counties of the State of California (the "Market Area") (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of any of the Stockholders or Shore), directly or indirectly:

          (a) engage, for or on behalf of himself, herself or itself or any person or entity other than SRI or Buyer, in the business of the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel);

          (b)    solicit  or  attempt  to  solicit  business  for
services offered by SRI or Buyer from any parties who (i) are clients of SRI on the Closing Date or at any time during the 12 months prior to the Closing Date or to whom SRI has made or makes proposals for services during the 12 months preceding the Closing Date or (ii) are clients of SRI or Buyer during the Term or to whom SRI or Buyer makes proposals for services during the Term;

          (c) otherwise divert or attempt to divert from SRI or Buyer any business involving the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel) of the type now or during the Term conducted by SRI or Buyer;

          (d)   solicit  or attempt to solicit for  any  business
endeavor   any  employee  (including,  without  limitation,   any
temporary, payrolled or leased employee) of SRI or Buyer; or

          (e) render any services as a joint venturer, partner, consultant or otherwise to, or have any interest as a stockholder, partner, member, lender or otherwise in, any person or entity which is engaged in activities which, if performed by any of the Stockholders or Shore, would violate this Section 10.1.

The foregoing shall not prevent any of the Stockholders or Shore from purchasing or owning (i) up to 5% of the voting securities of any corporation, the securities of which are publicly-traded, or (ii) any interest in any entity which is not also engaged in the business of the placement or provision of temporary, permanent, leased or payrolled personnel (including self-incorporated personnel). Each of the Stockholders and Shore shall, during the Term, provided that Buyer is not in material default with respect to any of its material obligations under this Agreement, use his, her or its best efforts to direct to SRI any business opportunities in the temporary, permanent, leased or payrolled personnel placement business that may come to his, her or its attention in the Market Area. Notwithstanding the foregoing, each of the Stockholders and Shore, and personnel under their control, may engage in customary referral practices that are general industry practices. References to Buyer in this
Section 10 shall also be deemed to refer to its divisions and subsidiaries.

          10.2 Injunctive Relief. Because Buyer would not have an adequate remedy at law to protect its business from any breach of the provisions of Section 10.1, Buyer shall be entitled, in the event of such a breach or threatened breach thereof by any of the Stockholders or Shore, to injunctive relief, in addition to such other remedies and relief that would be available to Buyer. In the event of such a breach, in addition to any other remedies, Buyer shall be entitled to receive from the Stockholders or Shore payment of, or reimbursement for, its reasonable attorneys' fees and disbursements incurred in successfully enforcing any such provision. The provisions of this Section 10 shall survive the Closing Date.

          11.  Indemnification.

          11.1 Obligations of the Stockholders and Shore. Each of the Stockholders and Shore, jointly and severally, shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, shareholders, successors and assigns from and against any Damages (as defined in Section 11.3) in connection with:

          (a) any breach of any representation, warranty or agreement of the Stockholders, or Shore contained in this Agreement or in any certificate delivered by any of them on the Closing Date;

          (b) claims of third parties for liabilities not disclosed to Buyer in this Agreement and arising from the operation of SRI's business at any time prior to the Closing
Date;

          (c) any increase in workers' compensation premiums due by SRI attributable to periods prior to the Closing Date;

          (d) any and all Taxes attributable to the operations of SRI on or prior to the Closing Date, including, without limitation, any Taxes arising out of the transactions contemplated hereby, but excluding any Taxes set forth in the Closing Balance Sheet;

           (e) any claim, action, suit or proceeding against SRI for employment discrimination, sexual harassment or employee mischief (such as the planting of viruses in computer software) by any present or former member, director, officer, employee (temporary or permanent) or agent of SRI arising out of circumstances existing on or prior to the Closing Date;

          (f)  any liabilities set forth in the Audited Financial
Statements that should have been set forth in the Closing Balance
Sheet  and which are liabilities of SRI subsequent to the Closing
Date; and

          (g) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (a),
(b), (c), (d), (e) or (f) of this Section 11.1;

provided, however, that, except in connection with liabilities under clauses (d) or (e) above, the breach of the representations and warranties set forth in Sections 6.15 and 6.19 relating to Taxes and Benefit Plans or the breach of the provisions set forth in Section 10 relating to non-competition (as to which the limitations of these provisos shall not apply), no payment hereunder shall be required to be made by the Stockholders and Shore unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $50,000 and the Stockholders and Shore shall not be required to make payments hereunder in excess of the Purchase Price; provided, that the amount of such losses, damages, liabilities, costs and expenses shall be offset by any insurance proceeds received by Buyer with respect to the foregoing. To the extent that the Stockholders and Shore are required to indemnify Buyer pursuant to the provisions of this Section 11.1, Shore and Elder shall have the right, under the supervision of Headway or SRI personnel, upon reasonable prior written notice to SRI and during normal business hours, to review the books and records of SRI pertaining to such indemnification event; provided, that neither Shore nor Elder may make copies of any such books and records.

          11.2 Obligations of Buyer. Buyer shall indemnify, defend and hold harmless each of the Stockholders and Shore and their respective heirs, executors and assigns, as applicable, from and against any Damages in connection with:

          (a) any breach of any representation, warranty or covenant of Buyer (and its successors and assigns) contained in this Agreement or in any certificate, instrument or other agreement delivered by it in connection with this Agreement;

          (b) the operation by Buyer of SRI at any time on or after the Closing Date; and

          (c) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (a) or
(b) of this Section 11.2;

provided, however, that, except in connection with clause (b) above, no payment hereunder shall be required to be made by Buyer unless and until the aggregate amount of any such losses, damages, liabilities, costs and expenses exceeds $50,000 and Buyer shall not be required to make payments hereunder in excess of the Purchase Price provided, that the amount of such losses, damages, liabilities, costs and expenses shall be offset by any insurance proceeds received by Buyer with respect to the foregoing.

          11.3 Damages. For purposes of this Section 11, "Damages" means any loss, liability, damage or expense suffered or incurred by a party in connection with the matters described in Sections 11.1 or 11.2, as the case may be, including, without limitation, assessments, fines, penalties, judgments, settlements, costs, reasonable attorneys' fees and reasonable disbursements and other reasonable out of pocket expenses of the party incident to any matter as to which the party is entitled to indemnification under such Sections, or incident to any allegations or claims which, if true, would give rise to Damages subject to indemnification hereunder, or incident to the enforcement by the party of its rights and remedies under this
Section 11.

          11.4 Proceedings. Any party seeking indemnification pursuant to this Section 11 (the "Indemnified Party") shall give the party from which indemnification is sought (the "Indemnifying Party") prompt notice of any claim, allegation, action, suit or proceeding which it believes might give rise to indemnification under this Section 11, stating the nature and extent of any such claim, allegation, suit or proceeding with reasonable specificity, and the amount thereof, if known. Any failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right to participate in, and, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, to control, the defense of any such claim, allegation, action, suit or proceeding, at the Indemnifying Party's expense, and with counsel of its own choosing reasonably acceptable to the Indemnified Party; provided, however, that if Buyer is the Indemnified Party, it shall have the right to withhold such consent and to retain control of such defense in the case of any claim, action, suit or proceeding with respect to which, in Buyer's reasonable discretion, an adverse outcome could have a material adverse effect on Buyer, with the expense of any counsel retained by Buyer in any such instance to be at Buyer's expense. No settlement or compromise of any such claim, action, suit or proceeding shall be made without the prior consent of the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld or delayed by either of them.

          11.5 Limitations on Indemnification. No right to indemnification may be asserted under this Section 11 after the second anniversary of the Closing Date, except any such rights to indemnification arising in connection with (a) any matter referred to in Sections 6.15 or 6.19, none of which shall be subject to any time limitation other than any statutes of limitation applicable to such matters, (b) any matter covered by
Section 10, (c) any claim arising under Section 11.1(e) (provided, that Buyer shall have no right to indemnification under Section 11(e) after the third anniversary of the Closing
Date) or (d) any claim as to which the notice required by Section
11.4 has been given on or prior to the second (or in the case of clause (c) above, third) anniversary of the Closing Date.

          12.  Arbitration.

          12.1 General. Any controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association; provided, however, that this
Section 12.1 shall not in any way affect the right of Buyer to seek injunctive relief or any other remedies pursuant to Section
10.2. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by Buyer, one by the Stockholders and Shore, and the third by the arbitrators so appointed; provided, however, that the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. The arbitrators shall apply the law of the State of New York, exclusive of conflict of laws principles, to any dispute. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Nothing in this Agreement shall require the arbitration of disputes between the parties that arise from actions, suits or proceedings instituted by third parties.

          12.2 Consent to Jurisdiction; Service of Process. Each party irrevocably submits to the jurisdiction and venue of the arbitration described in Section 12.1 and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues. Buyer appoints Messrs. Christy & Viener, 620 Fifth Avenue, New York, New York 10020, Attention:
Laurence S. Markowitz, Esq., and the Stockholders and Shore appoint Messrs. Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida 33131,
Attention: Allan Shore, Esq., as their respective attorneys-in-fact and authorized agents solely to receive on their behalf, service of any demands for, or any notice with respect to, arbitration hereunder or any service of process. Service on either of such attorneys-in-fact may be made by registered or certified mail or by personal delivery, in any case return receipt requested, and shall be effective as service on Buyer or the Stockholders or Shore, as the case may be. Nothing herein shall be deemed to affect any right to serve any such demand, notice or process in any other manner permitted under applicable law.

          13.  Miscellaneous.

          13.1 Entire Agreement; Amendments; No Waivers. This Agreement, together with the Schedules, sets forth the entire understanding of the parties with respect to its subject matter and merges and supersedes all prior and contemporaneous understandings of the parties with respect to its subject matter. No provision of this Agreement may be waived or modified, in whole or in part, except by a writing signed by each of the parties. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such or any other provision. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance.

          13.2 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, that any notice of change of address or facsimile number shall be effective only on receipt.


If to Buyer:                     with a copy to:

Headway Corporate Resources,     Christy & Viener
Inc.                             620 Fifth Avenue
850 Third Avenue                 New York, New York 10020
New York, New York 10022         Attention:  Laurence S.
Attention:  Barry S. Roseman,    Markowitz, Esq.
President                        Fax No.:  (212) 632-5555
Fax No.:  (212) 508-3540

If to the Stockholders or
Shore:

Greenberg Traurig
1221 Brickell Avenue
Miami, Florida 33131
Attention:  Allan Shore, Esq.
Fax No.:  (305) 579-0717

          13.3 Successors and Assigns. This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their respective heirs, successors and permitted assigns (whether by merger, consolidation, acquisition or otherwise), and nothing herein is intended to confer any right, remedy or benefit upon any other person. No party may assign its rights or delegate its obligations under this Agreement without the express written consent of all of the other parties; provided, however, that Buyer may assign its rights or delegate its obligations hereunder, either before or after the Closing Date, to any of its wholly-owned subsidiaries; provided, that as a condition to any such assignment by Buyer, Buyer shall provide to the Stockholders and Shore a guarantee in form and substance reasonably acceptable to them guaranteeing such assignee's obligations under this Agreement.

          13.4 Expenses. Each of the parties shall bear and pay, without any right of reimbursement from any other party, all costs, expenses and fees incurred by it or on its or his behalf incident to the preparation, execution and delivery of this Agreement and the performance of such party's obligations hereunder, whether or not the transactions contemplated in this Agreement are consummated, including, without limitation, the fees and disbursements of attorneys, accountants and consultants employed by such party, and shall indemnify and hold harmless the other parties from and against all such fees, costs and expenses.

          13.5 Brokers and Finders. Except Oxford Mergers & Acquisitions, Inc., with respect to the Stockholders and Shore, and Staffing Solution, Inc., with respect to Buyer, each party represents to the others that no agent, broker, investment banker, financial advisor or other person or entity is or shall be entitled to any broker's or finder's fee or other commission or similar fee in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold harmless the others from and against any claim, liability or obligation with respect to any fees, commissions or expenses asserted by any person or entity on the basis of any act or statement alleged to have been committed or made by such indemnifying party or any of its affiliates.

          13.6 Public Announcements. No oral or written public announcement or disclosure with respect to this Agreement and the transactions contemplated herein prior to the Closing Date shall be made by or on behalf of any party without the prior approval of the other parties, except to the extent required by applicable securities laws or the rules and regulations of any stock exchange, by court order or as otherwise required by law (in which case Shore shall be notified prior to such required disclosure and provided with a copy thereof).

          13.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

          13.8 Severability and Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. In this regard, the parties agree that the provisions of Section 10, including, without limitation, the scope of the territorial and time restrictions, are reasonable and necessary to protect and preserve Buyer's legitimate interests. If the provisions of Section 10 are held by a court of competent jurisdiction to be in any respect unreasonable, then such court may reduce the territory or time to which it pertains or otherwise modify such provisions to the extent necessary to render such provisions reasonable and enforceable.

          13.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.10 Construction. Headings used in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References to Sections and Schedules are to the sections and schedules of this Agreement. As used herein, the singular includes the plural and the masculine, feminine and neuter gender each includes the others where the context so indicates.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HEADWAY CORPORATE RESOURCES, INC.

By (Signature)

ELDER INVESTMENTS                  L&M SHORE FAMILY HOLDINGS
LIMITED PARTNERSHIP                     LIMITED PARTNERSHIP

By (Signature)                By (Signature)


     /s/ MARK SHORE                /s/ LINDA ELDER